EXHIBIT 3.1



                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                            SUNBELT EXPLORATION, INC.


      Sunbelt Exploration, Inc., pursuant to SECTIONs 78.390 and 78.403 of the Nevada Revised Statutes, adopts these Restated Articles of Incorporation. The following Restated Articles of Incorporation were adopted by unanimous consent of the Board of Directors pursuant to SECTION 78.315 of the Nevada Revised Statutes and by Consent of Majority Stockholders pursuant to SECTION 78.320 of the Nevada Revised Statutes.

      The following Restated Articles of Incorporation amends the original Articles of Incorporation in its entirety, as follows:

                                    ARTICLE I

                                      NAME

      The name of the corporation shall be "iExalt, Inc." (hereinafter called the "Corporation").

                                   ARTICLE II

                               PERIOD OF DURATION

      The Corporation shall have perpetual existence.

                                   ARTICLE III

                               NATURE AND PURPOSE

      The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

      To engage in any lawful activity for which Corporations may be incorporated under the Nevada General Corporation Law.

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                                   ARTICLE IV

                                AUTHORIZED SHARES

      The total number of shares of stock that the Corporation shall have authority to issue is 120,000,000 consisting of 100,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

      Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating , optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

      Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

                                    ARTICLE V

                             LIMITATION ON LIABILITY

      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented.

                                   ARTICLE VI

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

      The Corporation shall, to the fullest extent permitted by Nevada Revised Statute ss.778.7502 and ss.778.751, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                   ARTICLE VII

                                REGISTERED AGENT

      The Corporation's registered office in the State of Nevada is One East First Street, County of Washoe, Reno, Nevada, and the name of the initial registered agent as such address is The Corporation Trust Company of Nevada. Either the registered office or the registered agent may be changed as permitted by law.

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                                  ARTICLE VIII

             CONTRACTS AND TRANSACTIONS WITH OFFICERS AND DIRECTORS

      To the fullest extent permitted by Nevada Revised Statute ss.778.140, a contract or other transaction will not be void or voidable solely because: (i) the contract or transaction is between the Corporation and one or more of its directors or officers or a corporation, firm, or association in which one or more of its officers or directors are officers or directors, or have a financial interest; or because (ii) a common or interested director or officer is present at the meeting of the board of directors or a committee thereof which authorizes or approves the contract or transaction, or joins in the execution of a written consent which authorizes or approves the contract or transaction pursuant to subsection 2 of the Nevada Revised Statute ss.778.315.

                                   ARTICLE IX

                                    DIRECTORS

      The number of directors constituting the board of directors shall not be more than ten (10) nor less than one (1).

      The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

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      Signed this 2nd day of September, 1999

                                    SUNBELT EXPLORATION, INC.

                                    //s// Donald Sapaugh
                                    Name: Donald Sapaugh
                                    Title:President

State of Texas

County of Harris

      On this 13th day of September, 1999 personally appeared before me, a Notary Public, Donald Sapaugh who acknowledged that he/she executed the above document.

                                    //s// Kara A. Kirker
                                    Notary Public, in and for
                                    The State of Texas


(Notary Seal)


                                    SUNBELT EXPLORATION, INC.

                                    //s// Jonathan C. Gilchrist
                                    Name: Jonathan C. Gilchrist
                                    Title:Secretary

State of Texas

County of Harris

      On this 2nd day of September, 1999 personally appeared before me, a Notary Public, Jonathan C. Gilchrist who acknowledged that he/she executed the above document.

                                    //s// Kara A. Kirker
                                    Notary Public, in and for
                                    The State of Texas


(Notary Seal)

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